Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE:
Contact: Peter A. Converse President and Chief Executive Officer 5350 Lee Highway Arlington, VA 22207 (703) 534-0700, Extension 1100 http://www.vcbonline.com pconverse@vcbonline.com

Virginia Commerce Bank Announces Key Appointment of

Chief Financial Officer to Executive Management Team

Arlington, VA – December 20, 2011. Virginia Commerce Bank (the “Bank”) proudly announces the appointment of Mark S. Merrill as Executive Vice President, Chief Financial Officer (CFO), effective February 2012. Mr. Merrill will be also be Chief Financial Officer for the holding company, Virginia Commerce Bancorp, Inc. (the “Company”), and will serve as Principal Accounting Officer for both the Bank and the Company.

Mr. Merrill joins the Bank with extensive experience in the financial services and accounting industries, and currently serves as Executive Vice President and CFO for Tower Bancorp, Inc., in Harrisburg, PA. Prior to joining Tower, Mr. Merrill served as Vice President of Accounting Policy and Financial Controls for Waypoint Financial Corp. and Waypoint Bank and as a Senior Associate in the financial services practice of PricewaterhouseCoopers LLP. Mr. Merrill will assume his new position with Virginia Commerce Bank from Wilmer L. Tinley, Jr., who came out of retirement to ably serve as the interim CFO after the untimely passing earlier in the year of the Bank’s longstanding CFO, Bill Beauchesne. Mr. Merrill will join the Bank after the merger of Tower Bancorp, Inc. with Susquehanna Bancshares, Inc., which is scheduled for completion on February 17, 2012.

“I look forward to being part of the executive management team at Virginia Commerce Bank,” said Merrill. “The Bank has a legacy of success in what is arguably the strongest market in the nation. My wife and two sons are excited to move to Northern Virginia and I look forward to working with management to continue to drive the Bank’s strong performance.”

Peter A. Converse, President and CEO, commented, “The Board and executive management are delighted to welcome Mark to our team. We will benefit from his impressive accounting and financial services background, diverse strategic planning experience and strong leadership skills as we continue our progress toward $3 billion in assets and beyond.”

Mr. Merrill earned his Bachelor of Science in Accounting from Elizabethtown College. He is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants and the Pennsylvania Institute of Certified Public Accountants and currently serves as a member of the Board of Directors for the Central Pennsylvania Food Bank.

Established in 1988, Virginia Commerce Bank (NASDAQ:VCBI) is a full-service, community bank headquartered in Arlington, Virginia, with over $2.9 billion in assets. The Bank serves the Northern Virginia and Fredericksburg markets with twenty-eight branches, a mortgage lending office and a wealth management services department. For further information about VCB’s many services and a map of convenient locations, please visit our Web site at VCBonline.com.

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© 2011 Virginia Commerce Bank. All Rights Reserved.